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                                                                   EXHIBIT 10.03
                                                                   -------------

May 15, 2003

David C. Anderson
4627 Miron Drive
Dallas, Texas  75220

Dear David:

     This letter (the "Agreement and Release") confirms our agreement with regard to the termination of your employment with Heidrick & Struggles, Inc. (the "Company") effective May 15, 2003 (the "Termination Date"). Our understanding and agreement with respect to the termination of your employment is as follows:

     1. You hereby confirm the termination of your employment with the Company effective as of the Termination Date, and you agree to execute a letter of resignation effective as of the Termination Date.

     2. With the exception of 2(a) below, your total and final compensation from the Company shall be payable on the first business day following the date on which this agreement becomes final and binding pursuant to paragraph 16 below (the "Initial Payment Date") and shall be as follows:

     (a) You will receive your regular base salary through and until the Termination Date through the Company's normal payroll process.

     (b) You will receive a pro rata 2003 bonus payment (the "Pro-rata 2003 Bonus") based on the number of months of service up to the Termination Date. The amount of the Pro-rata 2003 Bonus is TWO HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($225,000.00) and is payable in a lump sum on the Initial Payment Date.

     (c) You will receive severance payments in the amount of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000.00) to be paid in twelve equal monthly installments in the gross amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (the "Severance Payments") as of each one-month anniversary of the Termination Date. No Severance Payments shall be made prior to the Initial Payment Date.

     (d) With the exception of the three stock option grants you received on April 26, 1999 (the "4-26-99 Options"), effective as of the Initial Payment Date, the you shall forfeit and/or relinquish any and all interests and rights in and under all vested or unvested outstanding stock options awarded under any plan or program maintained by the

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     Company or any of its affiliates. You hereby acknowledge and agree that you do not possess, nor are entitled to, any other stock option awards under any plan or program of the Company or any of its affiliates. The 4-26-99 Options shall continue to operate under the terms and conditions of the respective award agreements setting forth such awards (including any restrictive covenants contained therein), taking into account the termination of your employment as of the Termination Date.

     (e) Effective as of the Initial Payment Date, you shall become fully vested in 12,500 of the 50,000 restricted stock units granted to you on December 31, 2001, which are not currently vested. Effective as of the Termination Date you shall forfeit any and all rights in the remaining 37,500 restricted stock units. You hereby acknowledge and agree that you do not possess, nor are you entitled to, any other restricted stock unit awards under any plan or program of the Company or any of its affiliates. The Company shall withhold from the restricted stock units vesting pursuant to this Agreement that number of shares equal to the minimum statutory required withholding, based on the closing share price on the Initial Payment Date. The net shares, after withholding, shall be delivered or otherwise made available to you as soon as practicable following the Initial Payment Date.

     (f) Effective as of the Termination Date, you shall forfeit and/or relinquish any and all interests and rights under the Company's Performance Share Program, for any and all performance periods. You hereby acknowledge that you are not entitled to any future participation or payouts with respect to the Performance Share Program.

     (g) Your comprehensive life, accidental death and dismemberment and disability insurance benefits, if any, will cease as of the Termination Date. You may have conversion privileges under some of these benefits programs. Please contact our Human Resource Department for details.

     (h) Your coverage under the Company's group medical and dental insurance programs, if any, will cease as of the Termination Date. You may continue to be covered under these programs for a period of 18 months from that date (or such longer period as may be required by law) or until you experience a "COBRA disqualifying event," whichever occurs first. This continued coverage shall be available at your own expense. This continued coverage shall be subject to and in accordance with the terms of the documents governing the program. Specific information on the program will be sent to you separately.

     (i) Except as specifically provided in this Agreement with respect to plans or arrangements specifically identified in this Agreement, your continued participation in all employee benefit (pension and welfare) and compensation plans will cease as of the Termination Date. Any payments made to you pursuant to this Agreement, other than with respect to the continued payment of salary through the Termination Date, shall be disregarded for purposes of determining the amount of benefits to be accrued on behalf of you under any pension or other benefit plan maintained by the Company or its affiliates. Nothing contained herein shall limit or otherwise impair your to receive pension or

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     similar benefit payments which are vested as of the Termination Date under any applicable tax qualified pension or other tax qualified benefit plan.

     (j) You will be reimbursed for approved and authorized out-of-pocket expenses incurred through the Termination Date, provided you submit appropriate expense reports no later than Termination Date.

     (k) You will receive payment for your accrued and unused vacation days through the Termination Date.

     (l) Any payments under this Agreement and Release, or other amounts under this Agreement and Release which are required to be treated as compensation, shall be subject to all applicable tax withholding and payroll deductions.

     3. Other than as set forth herein, you will not receive compensation, payments or benefits of any kind from the Company or Releasees (as that term is defined below), and you expressly acknowledge and agree that you are not entitled to, you have no rights to, and you will not receive any additional compensation, payments or benefits of any kind from the Company or Releasees, and that no representations or promises have been made to you to the contrary.

     4. You understand and agree that you are receiving compensation, payments and/or benefits under this Agreement and Release which are in excess of those to which you are now or in the future may be entitled from the Company or Releasees (as that term is defined below), and that such compensation, payments and/or benefits are being provided to you in consideration for your acceptance and execution of, and in reliance upon your representations in, this Agreement and Release and you acknowledge that such consideration is adequate and satisfactory to you.

     5. In exchange for the compensation, payments, benefits and other consideration provided to you in this Agreement and Release, you agree as follows:

     (a) You agree to accept the compensation, payments, benefits and other consideration provided for in this Agreement and Release in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date you execute this Agreement and Release, including, without limitation, any and all claims arising out of or relating to your employment, compensation and benefits with the Company and/or the termination thereof, and any and all contract claims, benefit claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims related to any bonus compensation, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys' fees with respect thereto, except

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     that the Company's obligations under this Agreement and Release shall continue in full force and effect in accordance with their terms. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. Section
     1981), the Employee Retirement Income Security Act, as amended, the Federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment.

     (b) For the purpose of implementing a full and complete release and discharge of claims, you expressly acknowledge that this Agreement and Release is intended to include in its effect, without limitation, all the claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Agreement and Release contemplates the extinction of all such claims, including claims for attorney's fees. You expressly waive any right to assert after the execution of this Agreement and Release that any such claim, demand, obligation, or cause of action has, through ignorance or oversight, been omitted from the scope of the Agreement and Release.

     (c) For purposes of this Agreement and Release, the term "the Company and Releasees" includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, insurers, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Agreement and Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

     6. Nothing contained in this Agreement and Release shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of you or the Company or Releasees, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity. The Company expressly denies any wrongdoing of any kind in regard to your employment or your termination.

     7.

     (a) You hereby agree and acknowledge that you shall continue to be subject to the restrictive covenants of Section 7 of your employment agreement with the Company dated as of January 1, 2002 (the "Employment Agreement").

     (b) You and the Company hereby agree and acknowledge that the Arbitration provisions of Section 8 of the Employment Agreement shall apply to any and all disputes, controversies or claims arising between the parties relating to this Agreement.

     (c) You have and/or agree to immediately return to the Company any and all computer equipment (including any desktop and/or laptop computers, handheld

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     computing devices, home systems, computer disks and diskettes), cellular telephones, fax machines, and any other magnetic and other media materials you have in your possession or under your control belonging to the Company. You have also returned and/or agree to immediately return your Company keys, credit cards and I.D. cards to the Company.

     (d) You hereby represent and acknowledge that, as of the Termination Date, you do not possess any of the following: original or duplicate copies of your work product and files, calendars, books, records, notes, notebooks, customer lists and proposals to customers, manuals and any other magnetic and other media materials containing confidential or proprietary information concerning the Company or Releasees or their customers or operations. You further represent and acknowledge that either you did not possess any such items or that, as of the Termination Date, they have been returned to the Company and you have retained no copies of them.

     8. You will not issue any communication, written or otherwise, that disparages or encourages any adverse action against the Company, provided that this paragraph shall not preclude you from testifying truthfully under oath pursuant to subpoena or otherwise, or from cooperating with any governmental, regulatory or self-regulatory body or agency with jurisdiction over the activities of the Company. The Company will provide you notice of its intentions to suspend or terminate payments under this Agreement due to a violation this
Section 8; provided, however, that no such suspension of payments shall be commenced prior to the initiation of an arbitration process as provided in
Section 7(b) above. The Company will not issue any communication, written or otherwise, that disparages or encourages any adverse action against you, provided that this paragraph shall not preclude the Company from testifying truthfully under oath pursuant to subpoena or otherwise, or from cooperating with any governmental, regulatory or self-regulatory body or agency with jurisdiction over the activities of the Company.

     9. You agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement and Release.

     10.  You acknowledge and agree that:

     (a) You have entered into this Agreement and Release knowingly and voluntarily.

     (b)  You have read and understand this entire Agreement and Release.

     11. This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter of this Agreement and Release shall be binding upon any party hereto unless made in writing and signed by such party.

     12. This Agreement and Release shall be subject to and governed by and interpreted in accordance with the laws of the State of Illinois without regard to conflicts of laws principles. This Agreement reflects the entire agreement between you and the Company and, except as specifically provided herein, supersedes all prior agreements and understandings, written or oral relating to the subject matter hereof, it being acknowledged, however, that you shall continue to

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be subject to the restrictive covenants of Section 7 of your Employment. To the extent that the terms of this Agreement and Release (including Exhibits to this Agreement and Release) are to be determined under, or are to be subject to, the terms or provisions of any other document, this Agreement and Release (including Exhibits to this Agreement and Release) shall be deemed to incorporate by reference such terms or provisions of such other documents.

     13. In the event that any provision of this Agreement and Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portions shall remain in full force and effect. The unenforceability or invalidity of a provision of this Agreement and Release in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

     14. This Agreement and Release shall inure to the benefit of and shall be binding upon (a) the Company, its successors and assigns, and any company with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets and (b) you and your executors, administrators, heirs and legal representatives. You may not sell or otherwise assign your rights, obligations, or benefits under this Agreement and Release and any attempt to do so shall be void.

     15. All notices in connection with or provided for under this Agreement and Release shall be validly given or made only if made in writing and delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same. Notice shall be deemed to have been given upon receipt in the case of personal delivery and upon the date of receipt indicated on the return receipt in the case of mail.

     16. If this Agreement and Release conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement and Release in the space provided below and returning the signed Agreement and Release to Fritz Freidinger, General Counsel, at the address indicated above within 21 days of the date of this Agreement and Release. Once you have signed the Agreement and Release, you will then be permitted to revoke this Agreement and Release at any time during the period of seven days following its execution by delivering to me a written notice of revocation. This Agreement and Release will not be effective or enforceable and no benefits shall be provided hereunder unless and until the seven-day revocation period has expired without your having exercised your right of revocation. In the event that you fail to execute and return this Agreement and Release on a timely basis, or you execute and then elect to revoke this Agreement and Release, this Agreement and Release will be of no force or effect, and neither you nor the Company will have any rights or obligations hereunder. You should consult with an attorney prior to signing this Agreement and Release.

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                                             Sincerely,

                                             HEIDRICK & STRUGGLES, INC.


                                             By:  /s/ Fritz E. Freidinger
                                                --------------------------------
                                                Fritz E. Freidinger

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THIS AGREEMENT AND RELEASE IS A LEGAL DOCUMENT.

BY SIGNING THIS AGREEMENT AND RELEASE, YOU ACKNOWLEDGE AND AFFIRM THAT: (1) YOU ARE COMPETENT; (2) YOU WERE AFFORDED A REASONABLE TIME PERIOD OF AT LEAST 21 DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND RELEASE AND HAVE BEEN ADVISED TO DO SO WITH AN ATTORNEY OF YOUR CHOICE; (3) YOU HAVE READ AND UNDERSTAND AND ACCEPT THIS DOCUMENT AS FULLY AND FINALLY RESOLVING, WAIVING AND RELEASING ANY AND ALL CLAIMS AND RIGHTS WHICH YOU MAY HAVE AGAINST THE COMPANY AND RELEASEES (AS DEFINED ABOVE), INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS AND RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT; (4) NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH IN THIS AGREEMENT AND RELEASE; AND (5) YOU HAVE SIGNED THIS AGREEMENT AND RELEASE FREELY, KNOWINGLY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS.

ACCEPTED AND AGREED:


  /s/ David C. Anderson
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David C. Anderson                            Date

Sworn to before me this
 ___ day of ________, 200__.

-----------------------------------
Notary Public